EXHIBIT 4.1

REVISED ANNUAL INFORMATION FORM

For the fiscal year ended October 31, 2020

APRIL 20, 2021

ANNUAL INFORMATION FORM

All information is as of October 31, 2020, and all dollar amounts are expressed in Canadian dollars, unless otherwise stated.
Unless otherwise stated, year references refer to the fiscal year ending in the referenced year.

Table of Contents
Caution Regarding Forward-Looking Statements	3
CORPORATE STRUCTURE	5
Incorporation	5
GENERAL DEVELOPMENT OF THE BUSINESS	5
Three Year History	5
DESCRIPTION OF THE BUSINESS	6
General Summary	6
Lending	6
Cybersecurity	7
Specialized Skills and Knowledge / Competitive Conditions	7
New Services	8
Supervision and Regulation	8
Employees and Principal Properties	9
Risk Factors	10
DIVIDENDS	10
Common Shares	10
Preferred Shares	10
Series 1 Preferred Shares	10
Series 3 Preferred Shares	11
Dividend Summary	11
CAPITAL STRUCTURE	11
Common Shares	11
Preferred Shares	12
Series 1 Preferred Shares	12
Series 2 Preferred Shares	14
Series 3 Preferred Shares	14
Series 4 Preferred Shares	15
Constraints	15
MARKET FOR SECURITIES	16
Trading Price and Volume	16
DIRECTORS and officers	17
Directors	17
Executive Officers	18
INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	19
TRANSFER AGENT and registrar	19
EXPERTS	19
AUDIT COMMITTEE	20
Audit Committee Mandate	20
Composition of the Audit Committee	20
Relevant Education and Experience	20

Pre-Approval Policies and Procedures	20
Auditor Fees	21
ADDITIONAL INFORMATION	21
Appendix A: Audit Committee Mandate	22

Caution Regarding Forward-Looking Statements

This Annual Information Form, and the documents incorporated by reference in this Annual Information Form, contain forward-looking information within the meaning of the applicable securities legislation that are based on expectations, estimates and projections as at the date of this Annual Information Form or the dates of the documents incorporated by reference in this Annual Information Form, as applicable. This forward-looking information includes, but is not limited to, statements and information concerning: future growth and potential achievements of VersaBank; statements relating to the business, future activities of, and developments related to VersaBank after the date of this Annual Information Form; the payment of dividends on common shares and preferred shares; and other events or conditions that may occur in the future.

Any statements that involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, are accompanied by phrases such as “expects”, “is expected”, “anticipates”, “plans”, “budget”, “scheduled”, “forecasts”, “estimates”, “believes”, “aims”, “endeavours”, “projects”, “continue”, “predicts”, “potential”, “intends”, or the negative of these terms or variations of such words and phrases or stating that certain actions, events or results “may”, “could”, “would”, “might”, “will”, or “should” be taken to occur or be achieved) are not statements of historical fact and may be forward-looking information and are intended to identify forward-looking information.

This forward-looking information is based on the beliefs of VersaBank’s management, as well as on assumptions, which such management believes to be reasonable based on information currently available at the time such statements were made. However, there can be no assurance that the forward-looking information will prove to be accurate. Such assumptions and factors include, among other things, the strength of the Canadian economy in general and the strength of local economies within Canada in which VersaBank conducts operations; the impact of the COVID-19 pandemic; the effects of changes in monetary and fiscal policy, including changes in interest rate policies of the Bank of Canada; changing global commodity prices; the effects of competition in the markets in which VersaBank operates; capital market fluctuations; the timely development and introduction of new products in receptive markets; the impact of changes in laws and regulations pertaining to financial services; changes in tax laws; technological changes; unexpected judicial or regulatory proceedings; unexpected change in consumer spending and saving habits; and VersaBank’s anticipation of and success in managing the risks resulting from the foregoing. The foregoing list of important factors is not exhaustive. When relying on forward-looking statements to make decisions, investors and others should carefully consider the foregoing factors and other uncertainties and potential events.

By its nature, forward-looking information is based on assumptions and involves known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of VersaBank to be materially different from any future results, performance or achievements expressed or implied by the forward-looking information. Forward-looking information is subject to a variety of risks, uncertainties and other factors which could cause actual events or results to differ from those expressed or implied by forward-looking information, including, without limitation: general business, economic, competitive, political, regulatory and social uncertainties; risks related to factors beyond the control of

VersaBank; risks related to the business of VersaBank; risks related to political developments and policy shifts; risks related to amendments to laws; risks related to the COVID-19 pandemic; or risks related to the market value of VersaBank securities. Additional risks and uncertainties regarding VersaBank are described in its Management’s Discussion and Analysis for the year ended October 31, 2020 (the “2020 MD&A”), which is available on SEDAR at www.sedar.com.

Some of the important risks and uncertainties that could affect forward-looking information are described further in this Annual Information Form, the 2020 MD&A, and in other documents incorporated by reference in this Annual Information Form. Although VersaBank has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking information, there may be other factors that cause actions, events or results that are not anticipated, estimated or intended. There can be no assurance that forward-looking information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such information. Accordingly, readers should not place undue reliance on forward-looking information. This forward-looking information is made as of the date of this Annual Information Form, and other than as required by applicable securities laws, VersaBank assumes no obligation to update or revise such forward-looking information to reflect new events or circumstances.

CORPORATE STRUCTURE

Incorporation

VersaBank (or the “Bank”) is a Schedule I bank governed by the Bank Act (Canada) (the “Bank Act”). VersaBank was originally incorporated as a trust company, Pacific & Western Trust Corporation (“PW Trust”), under The Business Corporations Act (Saskatchewan) in 1979. In 2002, PW Trust was granted a Schedule I bank licence and continued under the Bank Act as Pacific & Western Bank of Canada (“PW Bank”). PW Bank completed an initial public offering in 2013 and changed its name to “VersaBank” in 2016. With the approval of the Minister of Finance (Canada) (the “Minister”), VersaBank merged with its parent holding company, PWC Capital Inc., pursuant to letters patent of amalgamation under the Bank Act, in 2017 (the “Amalgamation”).

VersaBank’s head and registered office is Suite 2002–140 Fullarton Street, London, Ontario N6A 5P2.

GENERAL DEVELOPMENT OF THE BUSINESS

Three Year History

The following summary highlights select financial metrics for the Bank’s three most recent fiscal year periods:

In 2018, VersaBank generated annual interest income of $80.9 million, net interest income (“NII”) of $51.5 million, and a net interest margin (“NIM”) of 2.91% on average lending asset balance of $1.58 billion. Net income was $18.1 million, and normalizing for the $8.8 million one-time, non-cash gain captured in 2017, income before income taxes increased 70% over the prior year. VersaBank increased profitability, primarily, through the growth of its Point-of-Sale Loans and Leases receivables program and by continuing to expand its lower cost funding sources. Following the year end, VersaBank increased its quarterly common share dividend to $0.015 per share. Total assets at the end of fiscal 2018 were $1.81 billion.

In 2019, the Bank generated annual interest income of $88.3 million, NII of $53.9 million, and a NIM of 3.00% on average lending asset balance of $1.61 billion. This resulted in VersaBank generating record net income of $20.2 million. During the year, VersaBank declared an increase to its quarterly common share dividend to $0.02 per share and, following the year end, declared another quarterly dividend increase to $0.025 per share. Total assets at the end of fiscal 2019 were $1.79 billion. Also, in 2019, the Bank incorporated DRT Cyber Inc. (“DRTC”), a wholly owned, Washington, D.C. based subsidiary which was formed to provider cybersecurity solutions to safeguard its clients high value assets.

In 2020, the Bank generated annual interest income of $86.1 million, NII of $54.1 million, and a NIM of 2.90% on average lending asset balance of $1.65 billion. In response to the economic uncertainty resulting from the onset of the COVID-19 pandemic (the “Pandemic”), the Bank implemented prudent and conservative measures, including increasing its liquidity position, which contributed to a slight decrease in year-over-year net income. Net income was $19.4 million. During the year and following the year end, VersaBank declared quarterly common share dividends of $0.025 per share. Total assets at the end of fiscal 2020 were $1.94 billion.

In 2021, the Bank will continue to monitor its liquidity and capital position in response to the economic uncertainty resulting from the Pandemic. Notwithstanding, the Bank anticipates increased lending activity in both of its Point-of-Sale Loans and Leases and Commercial Lending programs as well as opportunity for incremental revenues derived from its other innovative electronic lending programs and cyber security operations. As part of the Bank’s continuing expansion of its cybersecurity services it acquired, through DRTC, 2021945 Ontario Inc., operating as Digital Boundary Group (“DBG”), one of North America’s premier information technology security assurance service firms.

DESCRIPTION OF THE BUSINESS

General Summary

VersaBank is a Canadian Schedule I chartered bank with a difference. VersaBank became the world’s first fully digital financial institution when it adopted its highly efficient business-to-business model using its proprietary state-of-the art financial technology to profitably address underserved segments of the Canadian banking market in the pursuit of superior net interest margins while mitigating risk. VersaBank obtains all of its deposits and provides the majority of its loans and leases electronically, with innovative deposit and lending solutions for financial intermediaries that allow them to excel in their core businesses. In addition, leveraging its internally developed IT security software and capabilities, VersaBank established wholly owned, Washington, DC-based subsidiary, DRTC to pursue significant large-market opportunities in cyber security and develop innovative solutions to address the rapidly growing volume of cyber threats challenging financial institutions, multi-national corporations and government entities on a daily basis.

Lending

Commercial Banking

Commercial loans are originated through a well-established network of mortgage brokers and syndication partners and through direct contact with VersaBank’s clients. These loans are well-secured by real estate primarily located in Ontario. VersaBank is continuing to approach this business with caution and is letting the non-core portion of this portfolio run-off. Loans, at October 31, 2020, were $669 million.

Point-of-Sale Loans and Leases (previously referred to as eCommerce)

Small loan and lease receivables are electronically purchased from VersaBank’s network of origination partners who make point of sale loans and leases in various markets throughout Canada. This business continues to indicate strong potential for growth and enhanced profitability, and further, has been structured such that the risk profile remains within the Bank’s risk appetite as a function primarily of the cash holdbacks retained from the Bank’s origination partners. Accordingly, VersaBank continues to allocate considerable resources to the development of innovative enhancements to maintain VersaBank’s competitive advantage and increase the rate of growth of this portfolio. Lending assets, at October 31, 2020, were $981 million.

Funding

VersaBank has established three core low-cost diversified funding (deposit) channels that provide it with a significant cost of funds advantage: personal deposits, commercial deposits, and holdbacks retained from VersaBank’s loan and lease receivables origination partners that are classified as other liabilities. Personal deposits, consisting principally of guaranteed investment certificates, are sourced primarily through a well-established and well-diversified deposit broker network that the Bank continues to grow and expand across Canada. Commercial deposits are sourced primarily through custom operating accounts made available to insolvency professionals. VersaBank has developed state-of-the-art customized banking software that is used by insolvency professionals. VersaBank’s custom banking software integrates banking services with the market-leading software platforms used primarily in the administration of consumer bankruptcy and proposal restructuring proceedings.

Capital

As at October 31, 2020, VersaBank’s common equity tier 1 ratio was 13.88%, up 72 bps from the year prior. VersaBank, like most small Canadian banks, uses the Standardized Approach to calculate its risk-weighted assets. VersaBank focuses on commercial and consumer loans with lower-than-average risk (as demonstrated by its long history of low provision for credit losses). VersaBank believes that the Standardized Approach does not accurately reflect the intrinsic risk in its lending portfolio and, consequently, VersaBank’s leverage ratio is one of the most conservative in the industry, being more than twice the average leverage ratio of the major Canadian Schedule I banks, which use the Advanced Internal Ratings Based Approach to calculate their risk-weighted assets.

Credit Quality

VersaBank’s business strategy involves taking lower credit risk but achieving higher NIM by providing innovative, technology-based solutions and superior service in niche markets that are not well-served by the larger financial institutions. VersaBank consistently leads the Canadian lending industry with very low credit losses.

Cybersecurity

The Bank through its wholly owned subsidiary, DRTC, offers first class cybersecurity protocols, software and supporting systems for the purpose of mitigating exposure to the myriad of cyber security risks that many businesses face in the normal course of their operations. Early in the planning phase DRTC recognized an opportunity to leverage its excess capacity and scale its operations to address large-market opportunities in the cyber security space, and further, develop innovative solutions to address the rapidly growing volume of cyber threats challenging, not only financial institutions, but also multi-national corporations and government entities on a daily basis. DRTC operates from Washington D.C. and services clients globally. DRTC’s initial offering, VersaVault®, is the world’s first digital bank vault built for clients holding digital assets, providing impenetrable world class security, privacy of secured keys and client-centric access flexibility. On November 30, 2020, DRTC acquired the shares of DBG. With offices in London, Ontario and Dallas, Texas, DBG provides corporate and government clients with a suite of IT security assurance services, that range from external network, web and mobile app penetration testing through to physical social engineering engagements along with supervisory control and data acquisition (SCADA) system assessments, as well as various aspects of training. As a division of DRTC, DBG will strengthen our Business Development Partner Network and propel the growth and expansion of DRTC’s existing business.

Specialized Skills and Knowledge / Competitive Conditions

The Canadian financial services industry is highly developed and competitive. While many of Canada’s financial institutions carry on full-service banking businesses, VersaBank is highly specialized and has a relatively narrow but focused product offering. Further, the Bank believes that its products are ideally suited to the niche markets that it has chosen to operate in and, accordingly, its products are in high demand.

VersaBank competes with a variety of Canadian financial institutions, both large and small, in the various lending markets in which it participates. VersaBank utilizes custom and in-house designed software which provides a significant advantage in speed of delivery, versatility and efficiency. VersaBank’s highly skilled team of software experts and lending professionals consistently provide innovative financing solutions via a digital platform with the capability to quickly and efficiently respond to changes in the marketplace. VersaBank also has in place a well-developed credit adjudication function that has resulted in it consistently achieving industry leading credit performance.

New Services

DRT Cyber Inc.

During 2019, DRTC, a wholly owned subsidiary of VersaBank, was created to develop first class cybersecurity protocols, software and supporting systems for the purpose of mitigating the Bank’s exposure to the myriad of cyber security risks it faces in the normal course of business. Early in the planning phase, DRTC recognized an opportunity to leverage its excess capacity and scale its operations to address large-market opportunities in the cyber security space, and further develop innovative solutions to address the rapidly growing volume of cyber threats challenging, not only financial institutions, but also multi-national corporations and government entities on a daily basis.

Digital Boundary Group

On November 30, 2020, DRTC acquired DBG. With offices in London, Ontario and Dallas, Texas, DBG provides corporate and government clients with a suite of information technology security assurance services, that range from external network, web and mobile app penetration testing through to physical social engineering engagements along with supervisory control and data acquisition (SCADA) system assessments, as well as various aspects of training. DBG’s clients range from a number of Canadian retailers and financial service providers to Canadian and U.S. police service and public safety organizations, professional service firms, healthcare providers and SCADA system reliant energy, public utilities and infrastructure firms.

Supervision and Regulation

VersaBank’s activities are governed by the Bank Act. In accordance with the Bank Act, banks may engage in and carry on the business of banking and such business generally as it pertains to the business of banking. The Superintendent of Financial Institutions (Canada) (the “Superintendent”) is responsible for the administration of the Bank Act. The Superintendent issues guidelines regarding disclosure of a bank's financial information. The Superintendent is required to make an annual examination of each bank and to monitor each bank’s financial condition.

The Bank is also subject to regulation under the Financial Consumer Agency of Canada Act (the “FCAC Act”). The Financial Consumer Agency of Canada (the “Agency”), among other things, enforces consumer-related provisions of the federal statutes that govern financial institutions. The Commissioner of the Agency must report to the Minister on all matters connected with the administration of the FCAC Act and consumer provisions of other federal statutes. The Bank is also subject to provincial and territorial laws of general application.

The Bank is a member institution of the Canada Deposit Insurance Corporation (“CDIC”). CDIC insures certain deposits held at its member institutions.

Banks have broad powers to invest in the securities of other corporations and entities, but the Bank Act imposes limits upon substantial investments. Under the Bank Act, a bank has a substantial investment in a body corporate when (i) the voting shares beneficially owned by the bank and by entities controlled by the bank carry voting rights in excess of 10% of all of the voting rights in the body corporate or (ii) the total of the shares of the body corporate that are beneficially owned by the bank and entities controlled by the bank represent more than 25% of the total shareholders’ equity of the body corporate. A Canadian chartered bank is permitted to have a substantial investment in entities whose activities are consistent with those of certain prescribed permitted substantial investments. In general, a bank will be permitted to acquire and hold a substantial investment in an entity that carries on a financial service activity which the bank could have carried on itself, whether that entity is regulated or not. Further, a bank may invest in entities that carry on commercial activities that are related to the promotion, sale, delivery or distribution of a financial product or service, or that relate to certain information services. A bank may also invest in entities that invest in real property, act as mutual funds or mutual fund distributors or that service financial institutions, and a bank may have downstream holding companies to hold these investments. In certain cases, the approval of the Superintendent is required prior to making the investment. Banks may, by way of temporary investment, acquire control of, or acquire or increase a substantial investment in, an entity for a two-year period. This time period may be extended upon application to the Superintendent. In prescribed circumstances, Banks may also invest in reliance upon the Specialized Financing Entity rules set out in the Bank Act and in the Specialized Financing (Banks) Regulations. Other than for authorized types of insurance, banks may offer insurance products only through duly authorized subsidiaries and not through their branch systems. Banks are prohibited from engaging in direct automobile leasing.

The Proceeds of Crime (Money Laundering) and Terrorist Financing Act (the “Act”) is applicable to the Bank’s business in Canada. The Act implements specific measures designed to detect and deter money laundering and the financing of terrorist activities. Further, the Act sets out obligations related to deterring and detecting money laundering and terrorist financing from a global perspective, in order to minimize the possibility that the Bank could become a party to these activities. The Bank has enterprise-wide anti-money laundering policies and procedures which assist in reducing the risk of facilitating money laundering and terrorist financing activities.

Employees and Principal Properties

At October 31, 2020, VersaBank had 98 full-time equivalent employees principally operating out of three facilities: two located in London, Ontario, and one located in Saskatoon, Saskatchewan. VersaBank opened its second facility in London in 2017, the “VersaBank Innovation Centre of Excellence”. This state-of-the-art facility is located on the London (Ontario) International Airport grounds and houses VersaBank’s Information Technology and Point-of-Sale Loans and Leases business units. In 2018, VersaBank moved its Saskatoon Office to Innovation Place, a technology park adjacent to the University of Saskatchewan.

Since VersaBank does not carry on a retail operation, all of these locations are offices for staff working for all segments of VersaBank’s business.

Risk Factors

The risks faced by VersaBank are described under the headings “Enterprise Risk Management” and “Factors that May Affect Future Results” in VersaBank’s 2020 MD&A, which is incorporated herein by reference. Additional risks are described under the heading “Risk Factors” in VersaBank’s Management Information Circular dated April 22, 2020, which is incorporated herein by reference. Both documents are available on SEDAR at www.sedar.com.

DIVIDENDS

In response to the Pandemic, the Office of the Superintendent of Financial Institutions Canada (“OSFI”) imposed restrictions on increasing dividends and share buyback programs. The Bank has complied with these restrictions and not increased its dividend or implemented any form of share buyback program, since the restrictions were imposed during fiscal 2020.

Common Shares

Holders of Common Shares of VersaBank (“Common Shares”) are entitled to receive, as and when declared by the Board, dividends. VersaBank’s Board of Directors (the “Board”) declared the initial quarterly cash dividend on Common Shares at its meeting on November 28, 2017. Prior to that date, VersaBank neither declared nor paid any dividends on Common Shares.

During fiscal 2020, VersaBank maintained its quarterly dividend at $0.025 per share. Prior to this the Bank increased its quarterly dividend paid on Common Shares in each year since the Bank declared and paid its first quarterly dividends in fiscal 2018. VersaBank expects to continue paying quarterly cash dividends at a rate of $0.025 per share on the last day of January, April, July and October in each year; however, the declaration of a dividend, and the amount thereof, is at the discretion of the Board. Although it is management’s intention that dividends be paid on Common Shares, holders of Common Shares should not assume that dividends will be paid in the future.

Preferred Shares

Series 1 Preferred Shares

For the five-year period commencing on November 1, 2019, holders of Series 1 Preferred Shares of VersaBank (“Series 1 Preferred Shares”) are entitled to receive, as and when declared by the Board, fixed non-cumulative preferential cash dividends at the rate of $0.6772 per share per annum, or $0.1693 per share per quarter. Such dividends are paid quarterly on the last day of January, April, July and October in each year.

The Series 1 Preferred Shares were listed and posted for trading on the Toronto Stock Exchange (the “TSX”) on October 30, 2014. The initial dividend payment on the Series 1 Preferred Shares was made by VersaBank on January 31, 2015, in the amount of $0.176 per share. Thereafter, until the five-year rate reset on October 31, 2019, VersaBank paid quarterly cash dividends to holders of Series 1 Preferred Shares at a rate of $0.175 per share.

Additional information regarding the Series 1 Preferred Shares is described within the Short Form Prospectus dated October 22, 2014 (the “Series 1 Prospectus”), which is incorporated herein by reference. The Series 1 Prospectus is available on SEDAR at www.sedar.com.

Series 3 Preferred Shares

Holders of Series 3 Preferred Shares of VersaBank (“Series 3 Preferred Shares”) are entitled to receive, as and when declared by the Board, fixed non-cumulative preferential cash dividends at the rate of $0.70 per share per annum, or $0.175 per share per quarter. Such dividends are paid quarterly on the last day of January, April, July and October in each year.

The Series 3 Preferred Shares were listed and posted for trading on the TSX on February 19, 2015. The initial dividend payment on the Series 3 Preferred Shares was made by VersaBank on July 31, 2015, in the amount of $0.2992 per Series 3 Preferred Share. Thereafter, VersaBank has paid quarterly cash dividends to holders of Series 3 Preferred Shares at a rate of $0.175 per share.

Additional information regarding the Series 3 Preferred Shares is described within the Short Form Prospectus dated February 19, 2015 (the “Series 3 Prospectus”), which is incorporated herein by reference. The Series 3 Prospectus is available on SEDAR at www.sedar.com.

Dividend Summary

The following dividends were declared for each of the three most recently completed financial years:1

Share Class	F2020	F2019	F2018
Common Shares	$2,112,356	$1,478,649	$844,942
Series 1 Preferred Shares	$989,701	$1,023,022	$1,023,022
Series 3 Preferred Shares	$1,176,924	$1,176,924	$1,176,924

CAPITAL STRUCTURE

VersaBank is authorized to issue an unlimited number of Common Shares and an unlimited number of non-voting preferred shares of VersaBank, issuable in series ("Preferred Shares"). Below is a summary of VersaBank’s share capital. This summary is qualified in its entirety by VersaBank’s by-laws and the actual terms and conditions of such shares.

Common Shares

There were 21,123,559 Common Shares outstanding as at October 31, 2020.

Holders of Common Shares are entitled to vote at all meetings of shareholders, except for meetings at which only holders of another specified class or series of shares of VersaBank are entitled to vote separately as a class or series.

Holders of Common Shares are entitled to receive dividends as and when declared by the Board, subject to the preference of the Preferred Shares.

1 Amounts rounded to nearest dollar.

In the event of the dissolution, liquidation or winding-up of VersaBank, subject to the prior rights of the holders of Preferred Shares, and after payment of all outstanding debts, the holders of Common Shares will be entitled to receive the remaining property and assets of VersaBank.

Preferred Shares

Preferred Shares may be issued, at any time or from time to time, in one or more series with such rights, privileges, restrictions and conditions as the Board may determine, subject to the Bank Act, VersaBank’s by-laws and any required regulatory approval.

Except with respect to amendments to the rights, privileges, restrictions or conditions of the Preferred Shares, as required by law or as specified in the rights, privileges, restrictions and conditions attached from time to time to any series of Preferred Shares, the holders of the Preferred Shares as a class shall not be entitled as such to receive notice of, to attend or to vote at any meeting of the shareholders of VersaBank.

Each series of Preferred Shares ranks on a parity basis with every other series of Preferred Shares with respect to dividends and return of capital. The Preferred Shares are entitled to a preference over the Common Shares, and any other shares ranking junior to the Preferred Shares, with respect to priority in payment of dividends and in the distribution of assets in the event of the liquidation, dissolution or winding-up of VersaBank.

The Preferred Shares of any series may also be given such other preferences not inconsistent with the rights, privileges, restrictions and conditions attached to the Preferred Shares as a class over the Common Shares and any other shares ranking junior to the Preferred Shares as may be determined by the Board in the case of such series of Preferred Shares.

VersaBank’s Board has authorized the issuance of an unlimited number of Series 1 Preferred Shares, an unlimited number of non-cumulative floating rate Series 2 Preferred Shares (“Series 2 Preferred Shares”), an unlimited number of Series 3 Preferred Shares, and an unlimited number of non-cumulative floating rate Series 4 Preferred Shares (“Series 4 Preferred Shares”).

The following is a summary of the rights, privileges, restrictions and conditions of, or attaching to, each of the four series of Preferred Shares.

Series 1 Preferred Shares

There were 1,461,460 Series 1 Preferred Shares outstanding as at October 31, 2020.

During the initial five-year period ending October 31, 2019, holders of Series 1 Preferred Shares were entitled to receive preferential, non-cumulative, cash dividends, as and when declared by the Board, payable quarterly on the last day of January, April, July and October in each year, at 7.00% per annum. Thereafter, the dividend rate resets every five years at a level of 543 basis points over the then 5-year Government of Canada bond yield. On November 1, 2019, in accordance with the Series 1 Prospectus, the dividend rate reset to 6.772% per annum.

The Series 1 Preferred Shares were not redeemable prior to October 31, 2019. On October 31, 2019, VersaBank did not, in accordance with its option, redeem any of the outstanding Series 1 Preferred Shares for cash. VersaBank may, at its option, redeem for cash all, or any part, of the then outstanding Series 1 Preferred Shares on October 31 every five years after October 31, 2019, at a price equal to $10.00 per share together with all declared and unpaid dividends to the date fixed for redemption. All such redemptions are subject to the provisions of applicable securities law, the rules of the TSX and the Bank Act, and to the prior consent of the Superintendent.

Holders of Series 1 Preferred Shares will have/had the right to elect to convert, subject to certain conditions, any or all of their Series 1 Preferred Shares into an equal number of Series 2 Preferred Shares on October 31, 2019 and on October 31 every five years thereafter (each such date being a “Series 1 Conversion Date”). Holders of Series 1 Preferred Shares are not entitled to convert their shares into Series 2 Preferred Shares if VersaBank determines that there would remain outstanding, on a Series 1 Conversion Date, less than 200,000 Series 2 Preferred Shares. In addition, if VersaBank determines that there would remain outstanding, on a Series 1 Conversion Date, less than 200,000 Series 1 Preferred Shares, then all, but not part, of the remaining outstanding Series 1 Preferred Shares will automatically be converted into an equal number of Series 2 Preferred Shares on the applicable Series 1 Conversion Date. As of October 31, 2020, none of the Series 1 Preferred Shares had been converted to Series 2 Preferred Shares.

Upon the occurrence of a Trigger Event, as set out in the OSFI Guideline for Capital Adequacy Requirements (CAR), Chapter 2 – Definition of Capital (the “CAR Guideline”), effective November 1, 2018, as such term may be amended or superseded by OSFI from time to time, each Series 1 Preferred Share will be automatically converted, without the consent of the holders, into newly issued, fully-paid Common Shares, the number of which is determined by the conversion formula outlined in the Series 1 Preferred Shares terms and conditions (a “Series 1 Contingent Conversion”).

Subject to the provisions of applicable securities law, the rules of the TSX and the Bank Act, as applicable, and to the prior consent of the Superintendent, VersaBank may purchase for cancellation at any time all, or from time to time any part, of the Series 1 Preferred Shares then outstanding by private contract or in the open market or by tender at the lowest price or prices at which in the opinion of the Board such shares are obtainable.

In the event of the liquidation, dissolution or winding-up of VersaBank, provided that a Series 1 Contingent Conversion has not occurred, the holders of the Series 1 Preferred Shares will be entitled to receive $10.00 per Series 1 Preferred Share held by them, plus any dividends declared and unpaid to the date of distribution, before any amounts are paid or assets are distributed to holders of Common Shares, or any other shares ranking junior to the Series 1 Preferred Shares. After payment of those amounts, the holders of Series 1 Preferred Shares will not be entitled to share in any further distribution of the property or assets of VersaBank. If a Series 1 Contingent Conversion has occurred, all Series 1 Preferred Shares will have been converted into Common Shares which will rank on parity with all other Common Shares.

Holders of Series 1 Preferred Shares will not be entitled to receive notice of or to attend or to vote at any meeting of shareholders of VersaBank unless and until the first time at which the Board has not declared the dividend in full on the Series 1 Preferred Shares in any quarter. In that event, the holders of the Series 1 Preferred Shares will be entitled to receive notice of and to attend only a meeting of shareholders at which directors are to be elected and will have one vote for each Series 1 Preferred Share held. Such voting rights will cease on payment in full by VersaBank of the first dividend on the Series 1 Preferred Shares to which the holders are entitled subsequent to the time the voting rights first arose until such time as VersaBank may again fail to declare the dividend in full on the Series 1 Preferred Shares in any quarter, in which event the voting rights will become effective again and so on from time to time. In connection with any action taken by VersaBank which requires the approval of the holders of Series 1 Preferred Shares voting as a series or as part of the class, each such share will entitle the holder thereof to one vote.

Series 2 Preferred Shares

The Series 2 Preferred Shares are part of VersaBank’s authorized share capital, but no shares in this series have been issued as at October 31, 2020. If issued, holders of Series 2 Preferred Shares will be entitled to receive quarterly floating dividends, as and when declared by the Board, equal to the 90-day Government of Canada Treasury Bill rate plus 543 basis points. Additional information regarding the Series 2 Preferred Shares, including voting rights, provisions for exchange, conversion, exercise, redemption and retraction, dividend rights, and rights upon dissolution or winding-up is described within the Series 1 Prospectus.

Series 3 Preferred Shares

There were 1,681,320 Series 3 Preferred Shares outstanding as at October 31, 2020.

During the initial six-year period ending April 30, 2021, holders of Series 3 Preferred Shares are entitled to receive preferential, non-cumulative, cash dividends, as and when declared by the Board, payable quarterly on the last day of January, April, July and October in each year, at 7.00% per annum. Thereafter, the dividend rate will reset every five years at a level of 569 basis points over the then 5-year Government of Canada bond yield.

The Series 3 Preferred Shares are not redeemable prior to April 30, 2021. VersaBank may, at its option, redeem for cash all or any part of the then outstanding Series 3 Preferred Shares on April 30, 2021 and on April 30 every five years thereafter, at a price equal to $10.00 per share together with all declared and unpaid dividends to the date fixed for redemption. All such redemptions are subject to the provisions of applicable securities law, the rules of the TSX and the Bank Act, and to the prior consent of the Superintendent.

Holders of Series 3 Preferred Shares will have the right to elect to convert, subject to certain conditions, any or all of their Series 3 Preferred Shares into an equal number of Series 4 Preferred Shares on April 30, 2021 and on April 30 every five years thereafter (each such date being a “Series 3 Conversion Date”). Holders of Series 3 Preferred Shares will not be entitled to convert their shares into Series 4 Preferred Shares if VersaBank determines that there would remain outstanding, on a Series 3 Conversion Date, less than 200,000 Series 4 Preferred Shares. In addition, if VersaBank determines that there would remain outstanding, on a Series 3 Conversion Date, less than 200,000 Series 3 Preferred Shares, then all, but not part, of the remaining outstanding Series 3 Preferred Shares will automatically be converted into an equal number of Series 4 Preferred Shares on the applicable Series 3 Conversion Date.

Upon the occurrence of a Trigger Event, as set out in the CAR Guideline, as such term may be amended or superseded by OSFI from time to time, each Series 3 Preferred Share will be automatically converted, without the consent of the holders, into newly issued, fully-paid Common Shares, the number of which is determined by the conversion formula outlined in the Series 3 Preferred Shares terms and conditions (a “Series 3 Contingent Conversion”).

Subject to the provisions of applicable securities law, the rules of the TSX and the Bank Act, as applicable, and to the prior consent of the Superintendent, VersaBank may purchase for cancellation at any time all, or from time to time any part, of the Series 3 Preferred Shares then outstanding by private contract or in the open market or by tender at the lowest price or prices at which in the opinion of the Board such shares are obtainable.

In the event of the liquidation, dissolution or winding-up of VersaBank, provided that a Series 3 Contingent Conversion has not occurred, the holders of the Series 3 Preferred Shares will be entitled to receive $10.00 per Series 3 Preferred Share held by them, plus any dividends declared and unpaid to the date of distribution, before any amounts are paid or assets are distributed to holders of Common Shares, or any other shares ranking junior to the Series 3 Shares. After payment of those amounts, the holders of Series 3 Preferred Shares will not be entitled to share in any further distribution of the property or assets of VersaBank. If a Series 3 Contingent Conversion has occurred, all Series 3 Preferred Shares will have been converted into Common Shares which will rank on parity with all other Common Shares.

Holders of Series 3 Preferred Shares will not be entitled to receive notice of or to attend or to vote at any meeting of shareholders of VersaBank unless and until the first time at which the Board has not declared the dividend in full on the Series 3 Preferred Shares in any quarter. In that event, the holders of the Series 3 Preferred Shares will be entitled to receive notice of and to attend only a meeting of shareholders at which directors are to be elected and will have one vote for each Series 3 Preferred Share held. Such voting rights will cease on payment in full by VersaBank of the first dividend on the Series 3 Preferred Shares to which the holders are entitled subsequent to the time the voting rights first arose until such time as VersaBank may again fail to declare the dividend in full on the Series 3 Preferred Shares in any quarter, in which event the voting rights will become effective again and so on from time to time. In connection with any action taken by VersaBank which requires the approval of the holders of Series 3 Preferred Shares voting as a series or as part of the class, each such share will entitle the holder thereof to one vote.

Series 4 Preferred Shares

The Series 4 Preferred Shares are part of VersaBank’s authorized share capital, but no shares in this series have been issued as at October 31, 2020. If issued, holders of Series 4 Preferred Shares will be entitled to receive quarterly floating dividends, as and when declared by the Board, equal to the 90-day Government of Canada Treasury Bill rate plus 569 basis points. Additional information regarding the Series 4 Preferred Shares, including voting rights, provisions for exchange, conversion, exercise, redemption and retraction, dividend rights, and rights upon dissolution or winding-up is described within the Series 3 Prospectus.

Constraints

The Bank Act contains restrictions on the issue, transfer, acquisition and beneficial ownership of all shares of a chartered bank. For example, if a bank has equity of $12 billion or more, no person shall be a major shareholder of the bank, which includes a shareholder which owns, directly or indirectly, more than 20% of its outstanding voting shares of any class or more than 30% of its outstanding non-voting shares of any class. VersaBank does not meet this equity threshold and thus this restriction does not currently apply to VersaBank.

Further, no person shall have a significant interest in any class of shares of a bank unless the person first receives the approval of the Minister. Ownership, directly or indirectly, of more than 10% of any class of shares of a bank constitutes a significant interest. As of October 31, 2020, 340268 Ontario Limited owned approximately 34.69% of the Common Shares of the Bank. Approval from the Minister for 340268 Ontario Limited to have a significant interest in the common shares of VersaBank was obtained in conjunction with the closing of the Amalgamation.

VersaBank monitors the above constraints on shareholdings through various means including completion of Declaration of Ownership Forms for shareholder certificate transfer requests. If any person contravenes the above constraints on shareholdings, neither such person, nor any entity controlled by the particular person, may exercise any voting rights until the shares to which the constraint relates are disposed of. Additionally, the terms and conditions of the Series 1 Preferred Shares, the Series 2 Preferred Shares, the

Series 3 Preferred Shares, and the Series 4 Preferred Shares include specific mechanics by which VersaBank is permitted to facilitate a sale of shares on behalf of such persons that are prohibited from taking delivery of shares issued upon a conversion.

The Bank Act prohibits the registration of a transfer or issue of any shares of VersaBank to, and the exercise, in person or by proxy, of any voting rights attached to any share of VersaBank that is beneficially owned by, Her Majesty in right of Canada or of a province or any agent or agency of Her Majesty in either of those rights, or to the government of a foreign country or any political subdivision, agent or agency of any of them.

Under the Bank Act, VersaBank is prohibited from redeeming or purchasing any of its shares or its subordinated debt, unless the consent of the Superintendent has been obtained. In addition, the Bank Act prohibits VersaBank from purchasing or redeeming any shares or paying any dividends if there are reasonable grounds for believing that VersaBank is, or the payment would cause VersaBank to be, in contravention of the Bank Act requirement to maintain, in relation to VersaBank's operations, adequate capital and appropriate forms of liquidity and to comply with any regulations or directions of the Superintendent in relation thereto.

MARKET FOR SECURITIES

Trading Price and Volume

The following VersaBank’s securities are listed and posted for trading on the TSX with the respective trading symbols indicated:

Common Shares	-	VB
Series 1 Preferred Shares	-	VB.PR.A
Series 3 Preferred Shares	-	VB.PR.B

The following chart provides a summary of trading on the TSX:

COMMON SHARES				SERIES 1 PREFERRED SHARES			SERIES 3 PREFERRED SHARES
Month	High	Low	Trading Volume	High	Low	Trading Volume	High	Low	Trading Volume
Oct 2020	$7.00	$6.43	246,855	$9.30	$9.00	7,880	$9.40	$9.06	9,577
Sep 2020	$7.30	$6.50	90,812	$9.50	$9.04	9,950	$9.49	$9.00	14,795
Aug 2020	$7.23	$6.86	143,744	$9.24	$8.76	23,141	$9.50	$8.91	16,024
Jul 2020	$7.05	$5.85	175,321	$9.00	$8.38	22,433	$9.69	$8.61	15,222
Jun 2020	$6.93	$6.06	150,764	$8.71	$8.40	4,035	$8.54	$8.00	18,500
May 2020	$6.60	$5.13	275,870	$9.10	$8.25	6,375	$9.00	$8.25	6,679
Apr 2020	$5.80	$4.95	194,961	$8.80	$7.97	13,145	$8.75	$8.03	18,561
Mar 2020	$6.99	$4.41	248,019	$10.12	$8.30	49,855	$10.25	$7.51	36,020
Feb 2020	$7.51	$6.76	194,985	$10.34	$10.08	5,665	$10.46	$10.10	19,100
Jan 2020	$7.86	$7.28	258,403	$10.38	$10.06	13,850	$10.49	$10.14	22,097
Dec 2019	$7.70	$7.19	265,031	$10.35	$10.05	5,510	$10.60	$10.30	6,200
Nov 2019	$7.49	$6.58	253,177	$10.12	$10.03	6,960	$10.46	$10.02	9,400

The following chart provides a summary of total trading volume on stock exchanges and trading platforms2, including trading volume on the TSX:

TOTAL TRADING VOLUME
Month	Common Shares	Series 1 Preferred Shares	Series 3 Preferred Shares
Oct 2020	414,471	11,414	14,507
Sep 2020	143,591	16,645	22,761
Aug 2020	263,688	27,643	19,156
Jul 2020	273,196	26,947	18,949
Jun 2020	217,055	5,885	18,637
May 2020	341,751	7,838	7,980
Apr 2020	274,107	15,378	21,995
Mar 2020	365,780	69,319	42,324
Feb 2020	248,843	10,969	26,980
Jan 2020	302,553	21,673	31,820
Dec 2019	319,655	19,847	12,098
Nov 2019	295,626	17,160	13,750

DIRECTORS and officers

Directors

The names, municipalities of residence, positions held with VersaBank, and principal occupations of its directors, as of January 25, 2021, are as follows:

Name	Office Held and Time as Director	Principal Occupation
The Honourable Thomas A. Hockin, P.C. Rancho Mirage, California, USA	Chairman Director since August 21, 2014	Retired, former Executive Director of the International Monetary Fund
David R. Taylor Ilderton, Ontario	President and Chief Executive Officer Director since January 18, 1993	President and Chief Executive Officer of VersaBank
Gabrielle Bochyneck(3) Stratford, Ontario	Director since April 24, 2019	Principal, Human Resources & Labour Relations, The Osborne Group

2 In addition to the TSX, VersaBank shares trade on the following stock exchanges and trading platforms: NEO ATS, ALPHA, OMEGA, PURE, CHI-X, CH2, and TRIACT.

Name	Office Held and Time as Director	Principal Occupation
Robbert-Jan Brabander (2)(4) Richmond Hill, Ontario	Director since November 4, 2009	Managing Director of Bells & Whistles Communications, Inc. and former Chief Financial Officer & Treasurer of General Motors of Canada Limited
David A. Bratton (3) London, Ontario	Director since September 23, 1993	Retired, former President of Bratton Consulting Inc.
R.W. (Dick) Carter(1) Regina, Saskatchewan	Director since December 1, 2014	Retired, former Chief Executive Officer of the Crown Investments Corporation of Saskatchewan
Peter M. Irwin (1)(2) Toronto, Ontario	Director since January 1, 2021	Retired, former Managing Director at CIBC World Markets Inc.
Arthur R. Linton (4) Kitchener, Ontario	Director since April 22, 2020	Independent Corporate Director and Lawyer
Susan T. McGovern (3)(4) Gormley, Ontario	Director since May 6, 2011	Vice President, External Relations and Advancement, Ontario Tech University
Paul G. Oliver (1)(2) Markham, Ontario	Director since June 2, 2005	Retired, former senior partner of PricewaterhouseCoopers LLP

(1)	Member of the Audit Committee

(2)	Member of the Risk Oversight Committee

(3)	Member of the Conduct Review, Governance & HR Committee

(4)	Member of the Innovation and Technology Committee

Directors are elected annually and hold office until the next annual meeting of shareholders.

Executive Officers

The names, municipalities of residence, positions held with VersaBank, and principal occupations of its executive officers, as of January 25, 2021, are as follows:

Name	Office Held	Principal Occupation
David R. Taylor Ilderton, Ontario	President and Chief Executive Officer	President and Chief Executive Officer of VersaBank
R. Shawn Clarke Ilderton, Ontario	Chief Financial Officer	Chief Financial Officer of VersaBank
Michael R. Dixon London, Ontario	SVP, eCommerce	SVP, eCommerce of VersaBank
Ross P. Duggan London, Ontario	SVP, Commercial Lending	SVP, Commercial Lending of VersaBank
Nick Kristo London, Ontario	Chief Credit Officer	Chief Credit Officer of VersaBank

Name	Office Held	Principal Occupation
Aly Lalani London, Ontario	SVP, Deposit Services and Treasurer	SVP, Deposit Services and Treasurer of VersaBank
Jonathan F.P. Taylor Salt Spring Island, British Columbia	Chief Human Resources Officer	Chief Human Resources Officer of VersaBank

At January 25, 2021, there were 21,123,559 issued and outstanding Common Shares. The directors and executive officers of VersaBank as a group beneficially own, directly or indirectly, or have control or direction over 1,337,127 Common Shares, representing approximately 6.33% of the total number of Common Shares outstanding.

At January 25, 2021, there were 1,461,460 issued and outstanding Series 1 Preferred Shares of VersaBank. The directors and executive officers of VersaBank as a group beneficially own, directly or indirectly, or have control or direction over 8,035 Series 1 Preferred Shares of VersaBank, representing approximately 0.55% of the total number of Series 1 Preferred Shares outstanding.

At January 25, 2021, there were 1,681,320 issued and outstanding Series 3 Preferred Shares of VersaBank. The directors and executive officers of VersaBank as a group beneficially own, directly or indirectly, or have control or direction over 3,800 Series 3 Preferred Shares of VersaBank, representing approximately 0.23% of the total number of Series 3 Preferred Shares outstanding.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

To the knowledge of VersaBank, there are no material interests, direct or indirect, of any director or executive officer of VersaBank, any shareholder that beneficially owns, or controls or directs (directly or indirectly), more than 10% of any class or series of VersaBank’s outstanding voting securities, or any associate or affiliate of any of the foregoing persons, in any transaction within the last three financial years ended October 31, 2020.

TRANSFER AGENT and registrar

VersaBank’s registrar and transfer agent is Computershare Investor Services Inc., 100 University Avenue, Toronto, Ontario M5J 2Y1.

EXPERTS

KPMG LLP, Chartered Professional Accountants, are the auditors of VersaBank and are independent of VersaBank within the meaning of the Rules of Professional Conduct of the Institute of Chartered Professional Accountants of Ontario.

AUDIT COMMITTEE

Audit Committee Mandate

The Mandate of the Audit Committee is attached to this Annual Information Form as Appendix A.

Composition of the Audit Committee

The members of the Audit Committee are:

(1)	R.W. (Dick) Carter (Chair)

(2)	Peter M. Irwin

(3)	Paul G. Oliver

Each member of the Audit Committee is both independent and financially literate, as such terms are defined in Canadian securities legislation.

Relevant Education and Experience

Prior to his retirement, Mr. Carter was the Chief Executive Officer of Crown Investments Corporation of Saskatchewan, a holding company for the province’s commercial Crown Corporations, and held another senior position in the Saskatchewan government. Mr. Carter is also a retired partner of KPMG LLP and has over 30 years of audit experience, including experience in the financial services industry. Mr. Carter earned a Bachelor of Commerce degree from the University of Saskatchewan in 1971, graduated from the Queens University Executive Program in 1996, and graduated as a Chartered Director (C.Dir.) from McMaster University and the Conference Board of Canada in 2013. In addition, Mr. Carter became a Fellow of the Institute of Chartered Accountants of Saskatchewan in 1998 and is a Member of the Institutes of Chartered Accountants of Saskatchewan and Alberta.

Mr. Irwin is a retired Canadian financial services executive with over 30 years of industry experience in a variety of roles, including investment banking, capital markets, corporate development, merchant banking, and private equity. A Managing Director at CIBC World Markets Inc. prior to his retirement in January 2017, he has worked with a wide range of corporate and government issuers and investors in the Canadian and international financial markets in many different areas. Mr. Irwin earned an Honors B.A. in Business Administration from the Ivey School of Business, Western University, in 1980.

Mr. Oliver is a retired senior partner of PricewaterhouseCoopers LLP in the Financial Services Industry Practice. His practice focused on assurance, financial reporting and business advisory services, covering a broad range of organizations, with a focus in the regulated financial services industry. Mr. Oliver was admitted to the Institute of Chartered Accountants in England and Wales in 1968. He became a Fellow of the Institute of Chartered Accountants of Ontario in 2003, after having been admitted to membership in 1971. Mr. Oliver is also a Certified Director of the Institute of Corporate Directors.

Pre-Approval Policies and Procedures

The Board has approved an Audit Services Policy which provides that the Audit Committee shall pre-approve non-audit services and audit and non-audit related fees to be provided by the external auditor on a case-by-case basis.

Auditor Fees

Audit Fees

Audit fees paid to KPMG LLP during the year ended October 31, 2020, for VersaBank were $445,300 and during the year ended October 31, 2019, were $432,000. Audit fees were for professional services rendered by KPMG LLP for the audit of VersaBank’s annual financial statements and services provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

Audit-related fees paid to KPMG LLP during the year ended October 31, 2020, for VersaBank were $58,750 and during the year ended October 31, 2019, were $104,500. Audit-related fees were for assurance and services reasonably related to the performance of the audit of the consolidated financial statements.

Tax Fees

Fees paid to KPMG LLP for tax related services during the year ended October 31, 2020, for VersaBank were $66,905 and during the year ended October 31, 2019, were $45,475. Tax fees were for tax compliance, tax advice and tax-planning professional services.

All Other Fees

No other fees were paid to KPMG LLP during the years ended October 31, 2020, or October 31, 2019.

ADDITIONAL INFORMATION

Additional information regarding VersaBank may be found on SEDAR at www.sedar.com or at www.versabank.com.

Information, including directors’ and officers’ remuneration and indebtedness, principal holders of VersaBank’s securities, and securities authorized for issuance under equity compensation plans will be contained in the Management Proxy Circular for the Annual Meeting of Shareholders being held on or about April 21, 2021. Additional financial information is provided in VersaBank’s consolidated financial statements and MD&A for the year ended October 31, 2020.

Appendix A: Audit Committee Mandate

Purpose

The Audit Committee is responsible for assisting the Bank’s Board of Directors (the “Board”) in its oversight of (i) the integrity of the Bank’s financial statements, public documents and other financial filings; (ii) the qualifications, performance and independence of the external auditors; (iii) the performance of the Bank’s Chief Financial Officer and internal audit function; and (iv) internal controls that are appropriately designed and operate effectively.

Organization of the Audit Committee

The Audit Committee shall be comprised of not less than three directors, one of whom shall serve as the Chair of the Committee. Each member of the Audit Committee must be independent, financially literate and unaffiliated directorsi ii iii.

Meetings of the Audit Committee

In order for the Committee to transact business, a majority of the members of the Committee must be present. The Committee shall meet at least once each quarter and shall schedule a sufficient number of meetings (whether in person or by teleconference) to carry out its mandate.

There shall be an in-camera session at each quarterly Committee meeting with only independent directors present.

Committee members are expected to devote the appropriate amount of time necessary to review meeting materials such that they are able to engage in informed discussion and make informed decisions.

Reporting to the Board

The Committee shall present a verbal summary report of matters discussed at each of its meetings at the next following meeting of the Board of Directors with respect to its activities with such recommendations as are deemed desirable in the circumstances. In addition, the Committee may call a meeting of the Board of Directors to consider any matter that is of concern to the Committee.

Resources and Authority

The Audit Committee has the authority to engage and compensate any outside advisor that is determined to be necessary to permit them to carry out these duties, provided such compensation does not exceed $10,000 in any fiscal year. Should the compensation of an outside advisor exceed $10,000 in any fiscal year the prior approval of the Board will be required.

Duties and Responsibilities of the Audit Committee

The members of the Audit Committee are charged with the following duties:

1.	Financial Statements, Public Documents & Other Financial Filings

a)	Review such documents as needed to comply with regulatory requirements relevant to the Audit Committee, and report to the Board of Directors where approval of the documents by the Board is required.
b)	Review new accounting policies and amendments to existing accounting policies before recommending them to the Board of Directors for approval.
c)	Approve the interim quarterly financial statements and MD&A.
d)	Concur with the annual financial statements and the annual MD&A before recommending them to the Board of Directors for approval.
e)	Review the interim and annual earnings press releases before public disclosure.
f)	Review the Annual Information Form before recommending it to the Board of Directors for approval.
g)	Review the Monthly Reporting Package for the most recent quarter for which interim quarterly financial statements for the Bank are being issued.
h)	Review quarterly, management’s assessment of the appropriateness of the expected credit loss allowance.
i)	Review such investments and transactions that could adversely affect the well-being of the Bank as the auditor or auditors or any officer may bring to the attention of the Committee.

2.	Disclosure

a)	Concur with the Mandate of the Disclosure Committee before recommending it to the Board of Directors for approval.
b)	Review and approve the Corporate Disclosure Policy and all amendments thereto before recommending it to the Board of Directors for approval.
c)	Review the Disclosure Controls and Procedures.

3.	Internal Audit

a)	Review and concur in the appointment, replacement or dismissal of the Chief Internal Auditor.
b)	Concur with the Mandate of the Internal Audit Function before recommending it to the Board of Directors for approval.
c)	Annually approve a comprehensive risk-based audit plan as submitted by the Chief Internal Auditor.
d)	Ensure there are no unjustified restrictions or limitations on the Internal Audit function.
e)	Review all internal audit reports as submitted by the Chief Internal Auditor.
f)	Receive updates from the Chief Internal Auditor on the status of management’s implementation of the recommendations within the internal audit reports.
g)	Meet with the Chief Internal Auditor and with management to discuss the effectiveness of the internal control procedures established.
h)	Annually, review the Mandate of the Internal Audit Function and evaluate the effectiveness of the Chief Internal Auditor and contribute to his or her Annual Performance Appraisal.
i)	Meet with the Chief Internal Auditor in camera at the conclusion of each regularly scheduled meeting of the Committee.

4.	External Audit

a)	Concur with the external auditors to be nominated for the purpose of preparing or issuing an audit report or performing other audit, review or attest services before recommending them to the Board of Directors.
b)	Meet with the external auditor to review the Audit Planning Memorandum and annually approve the Audit Planning Memorandum.
c)	Concur with the compensation of the external auditor before recommending it to the Board of Directors for approval.
d)	Pre-approve services and expenditures to the external auditor, in accordance with the Audit Services Policy.
e)	Oversee the work of the external auditor engaged for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services, including the resolution of disagreements between management and the external auditor regarding financial reporting.
f)	Meet with the external auditor or auditors to discuss the annual financial statements and the returns and transactions referred to in this Mandate.
g)	Annually review all amounts paid to the external auditor and other accounting firms in the previous year.
h)	Identify, evaluate by performing annual assessments and periodic comprehensive assessments and, where appropriate, recommend to the shareholder(s), replacement of the external auditor.
i)	Annually report to the Board on the effectiveness of the external auditor.
j)	Concur with hiring policies regarding partners, employees and former partners and employees of the present and former external auditor before recommending them to the Board of Directors for approval.
k)	Concur with the hiring of a partner, employee or former partner or employee of the present or former external auditor before recommending it to the Board of Directors for approval.
l)	Meet with the external auditor in camera at the conclusion of each regularly scheduled meeting of the Committee.

5.	Capital Management

a)	Review, at least annually, the Bank’s policies and procedures with respect to capital management and receive management reports regarding adherence to same.
b)	Review and recommend to the Board for approval the annual ICAAP document of the Bank.
c)	Annually, prepare and submit to the Board of Directors an Annual Report which includes a statement from the Chief Internal Auditor that the Capital Management policy is being complied with.

6.	Complaints and Confidential Reporting

a)	Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters.

b)	Establish procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or audit matters.

7.	Anti-Money Laundering and Anti-Terrorist Financing

a)	Oversee the Bank’s Anti-Money Laundering and Anti-Terrorist Financing (“AML/ATF”) program and monitors its effectiveness on a regular basis.
b)	Be satisfied that the Chief Anti-Money Laundering Officer (“CAMLO”) has the necessary resources to carry out CAMLO responsibilities.
c)	Review and recommend to the Board for approval, the Bank’s AML/ATF Policy, and all changes to the Policy.
d)	At least annually, conduct a review of the AML/ATF Policy and associated procedures.
e)	Receive information from the Bank’s CAMLO on the inherent money laundering (“ML”) and terrorist-financing (“TF”) risks associated with the Bank’s activities at least once every three years.
f)	Receive information from the CAMLO on self-assessments of the ML and TF risk controls implemented by the Bank at least annually.
g)	Receive a report from the CAMLO at least annually on ML/TF risks Bank-wide.
h)	Receive an annual report from the CAMLO on compliance with the Bank’s AML/ATF policy.
i)	Receive reports from the CAMLO as to transactions reported to FINTRAC or submitted to any law enforcement agency.
j)	Receive information from the CAMLO on significant changes to AML/ATF legislative requirements.
k)	The Committee shall have unfettered access to the CAMLO.
l)	Receive results of the Chief Internal Auditor’s independent effectiveness testing of the Bank’s AML/ATF program at least once every two years.
m)	Report to the Board of Directors on information and reports received from the CAMLO and the Chief Internal Auditor.
n)	Annually, review the mandate of the CAMLO and evaluate the effectiveness of the CAMLO and contribute to his or her Annual Performance Appraisal.
o)	Meet with the CAMLO in-camera at least bi-annually.

8.	Internal Controls

a)	Require management to implement and maintain appropriate internal control procedures.
b)	Review, evaluate and approve the internal control policies and procedures at least annually, and receive management reports regarding adherence to same to ensure internal controls are appropriately designed and operate effectively.

9.	Other Duties

a)	Annually, evaluate the effectiveness of the Chief Financial Officer and contribute to his or her Annual Performance Appraisal.
b)	Regarding matters falling under the Mandate of the Audit Committee, be aware of increased reputational risk to the Bank which can potentially impact the Bank’s image in the community or lower public confidence in it, resulting in the loss of business, legal action or increased regulatory oversight.

c)	Review regulatory reviews regarding matters falling under the Mandate of the Audit Committee and the status of management’s responses to any noted issues.
d)	On an annual basis review the policies relating to matters falling under the Mandate of the Audit Committee and report to the Board of Directors.
e)	Institute and oversee special investigations as needed.
f)	Perform other activities related to the Mandate as requested by the Board of Directors.
g)	Confirm annually to the Board of Directors that all responsibilities outlined in the Mandate have been carried out.

i A director is independent if he or she meets the independence criteria as set out in the Bank’s Director Independence Policy, including the subsection entitled “Additional Considerations for Audit Committee Members”.

ii Financially literate means the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of accounting issues that can reasonably be expected to be raised by the financial statements.

iii If the death, disability or resignation of a member has resulted in a vacancy of the Committee that the Board is required to fill, a Committee member appointed to fill such vacancy is exempt from the requirement for a period ending on the later of the next annual meeting and the date that is six months from the day the vacancy was created, so long as the Board has determined that a reliance on this exemption will not materially adversely affect the ability of the Committee to act independently and to satisfy its other requirements.